EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Popular, Inc.

(Exact Name of Registrant as Specified in its Charter)

Popular North America, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate(3)	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees To Be Paid	Debt	Senior Debt Securities	456(b) and 457(r)

Fees To Be Paid	Debt	Subordinated Debt Securities	456(b) and 457(r)

Fees To Be Paid	Equity	Preferred Stock	456(b) and 457(r)

Fees To Be Paid	Equity	Common Stock, par value $0.01 per share	456(b) and 457(r)

Fees To Be Paid	Other	Guarantees of Debt Securities of Popular North America, Inc. by Popular, Inc.	456(b) and 457(r)

Fees To Be Paid	Other	Warrants	456(b) and 457(r)

Fees To Be Paid	Other	Purchase Contracts	456(b) and 457(r)

Fees To Be Paid	Other	Depositary Shares(4)	456(b) and 457(r)

Fees To Be Paid	Other	Units(5)	456(b) and 457(r)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

(2)	Includes an unspecified number of securities that may be offered by affiliates of the Registrants in market-making transactions.
(3)

In accordance with Rules 456(b) and 457(r) the Registrants are deferring payment of all of the registration fee due in connection with the securities offered hereby. The Registrants will pay the applicable registration fee on a “pay-as-you-go” basis.

(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(5)

Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more debt securities, warrants, purchase contracts, shares of preferred stock, depository shares and capital securities, which may or may not be separable from one another.